Exhibit 10.1
EXECUTION VERSION
RIGHT OF FIRST REFUSAL AGREEMENT
     This Right of First Refusal Agreement (the “Agreement”) is dated as of August 29, 2006, by and among Lions Gate Entertainment Corp., a corporation incorporated under the laws of British Columbia (the “Company”), Sobini Films, a California corporation, and Mark Amin, an individual (“Amin”).
RECITALS
     WHEREAS, the Company and Amin were party to that certain letter agreement dated as of June 6, 2000 (as amended, the “Prior Agreement”), pursuant to which Amin served as Vice Chairman of the Company;
     WHEREAS, the Prior Agreement contained certain right of first refusal provisions with respect to distribution rights in motion pictures produced by Amin;
     WHEREAS, effective April 13, 2006, the “Term” under the Prior Agreement was completed;
     WHEREAS, Amin is the sole equity owner of Sobini; and
     WHEREAS, the Company, Sobini and Amin desire to continue a right of first refusal arrangement between the Company and Sobini in accordance with the terms set forth herein;
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:
AGREEMENT
     1. Right of First Refusal.
         a) The Company shall have a right of first refusal (a “Right of First Refusal”) with respect to worldwide distribution rights in any motion picture produced by Sobini (other than as a producer for hire) alone or in conjunction with others to the extent that Sobini controls the licensing of such distribution rights (a “Qualifying Picture”) during the term of this Agreement (as set forth in Section 2 below); provided, however, that such Right of First Refusal shall not apply to any rights to distribute a Qualifying Picture that has been licensed, transferred or otherwise disposed of prior to the time that Sobini controls the licensing of such distribution rights unless at such later time Sobini has obtained the control of the Subject Distribution Rights (as hereinafter defined). Such a Right of First Refusal shall apply to all rights to distribute the Qualifying Picture in the United States (“U.S. Rights”) and to all rights to distribute the Qualifying Picture outside of the United States (“Foreign Rights”). The rights as to which the Company has the Right of First Refusal set forth in this Section 1 shall be referred to herein as “Subject Distribution Rights.”
         b) Sobini shall notify the Company in writing of any Qualifying Picture (a “First Refusal Notice”) setting forth a description of the proposed director, lead actor and amount of the budget for the Qualifying Picture (the “Material Elements”). The Company shall have until 5:00 p.m. (PT) on the eighth business day following provision of a First Refusal Notice by Sobini (the “Exercise Period”) to notify Sobini in writing (an “Exercise Notice”) that the Company is exercising its right to negotiate in good faith to acquire the U.S. Rights and/or the Foreign Rights.

If the Company so exercises its Right of First Refusal with respect to the U.S. Rights and/or with respect to the Foreign Rights, the Company shall thereon be obligated to negotiate with Sobini in good faith for a period of ten business days (the “Negotiation Period”).
         c) If the parties fail to reach an agreement (or are deemed to fail to reach an agreement) prior to the expiration of the Negotiation Period with respect to U.S. Rights and/or Foreign Rights, subject to and in accordance with subsections (e) and (f) below, Sobini may accept any third party offer to acquire U.S. Rights and/or Foreign Rights on monetary terms and/or conditions materially more favorable to Sobini than the monetary terms and conditions offered by the Company to Sobini during the Negotiation Period and/or may sell or license Foreign Rights on a territory-by-territory basis without any further obligation to the Company.
         d) The Company’s failure to provide an Exercise Notice prior to the expiration of the Exercise Period shall be deemed an election by the Company to not exercise its Right of First Refusal to acquire any of the Subject Distribution Rights. In the event the Company fails to provide an Exercise Notice within the applicable Exercise Period or fails to negotiate with Sobini during the appropriate Negotiation Period, Sobini shall have the right to dispose of the Subject Distribution Rights with respect to a Qualifying Picture without any further obligation to the Company.
         e) Subject to subsection (f), if at any time there is a substantial change in the Material Elements pertaining to a Qualifying Picture, Sobini shall within ten business days following such change provide a First Refusal Notice to the Company describing such change of Material Elements. The Exercise Period, the Negotiation Period and the mechanics for the Company’s exercise or deemed election not to exercise its rights under any such First Refusal Notice shall be the same as set forth in subsection (b) above. For purposes of this Agreement, a “substantial change” in the Material Elements pertaining to a Qualifying Picture shall mean (i) any change in the proposed director or lead actor or (ii) a decrease of more than 10% in amount of the proposed budget.
         f) Notwithstanding anything to the contrary in this Agreement, if Sobini validly enters into an agreement with a third party regarding the U.S. Rights or the Foreign Rights in a Qualifying Picture, and thereafter there is a substantial change in Material Elements pertaining to such Qualifying Picture, and Sobini has therefore complied with its first refusal obligations as set forth herein, the Company’s Right of First Refusal shall not apply to such Qualifying Picture. By way of clarification, in such event, Sobini would, among other things, not be require to provide a subsequent First Refusal Notice to the Company with respect to a Qualifying Picture, even if the Material Elements of such Qualifying Picture were to change substantially subsequent to the time such agreement is entered into.
     2. Term. This Agreement shall be deemed effective as of, and the term shall commence on, April 14, 2006, and be subject to an indefinite, rolling 12-month term until terminated in accordance with Section 4 hereof.
     3. Compensation. During the term of this Agreement, in consideration for the provisions of Section 1 hereof, the Company shall pay to Sobini the amount of $250,000 per year (the “Advance”). The Advance shall be due and payable monthly in advance in equal installments. If the Agreement is terminated other than at the end of an Agreement year, the Advance owed for the partial year shall be a prorated amount of the full Advance for such year. The Company shall be entitled to recoup the Advance in the form of a production fee payable out of the budget of two Qualifying Pictures annually that the Company chooses to distribute hereunder, such production fee to be equal to $90,000 per Qualifying Picture (the “Production Fee”). If the Company distributes less than two Qualifying Pictures during a year of the Agreement, the Company shall be entitled to increase the number of Qualifying Pictures for which it shall receive the Production Fee in any subsequent year, such that the aggregate amount of Production Fees paid pursuant to this Agreement equals the aggregate amount of Advances paid pursuant to this Agreement, but only so long as the Agreement has not been terminated and has not expired.
     4. Termination. This Agreement may be terminated by either the Company or Sobini at any time upon 12 months’ written notice. Subject to the Company’s obligation to pay Sobini a prorated portion of the annual Advance as set forth in Section 3 hereof, effective as of the termination date, this Agreement shall be of no further force and effect, and none of the Company, Sobini nor Amin shall have any further obligations thereunder.
     5. No Employee Status. The parties acknowledge that Amin was previously an employee of the Company, but that such employment relationship has terminated. The Company and Amin agree that nothing contained in this Agreement shall be construed to create an employment relationship between the Company and Amin.
     6. Non-Sobini Pictures. The parties acknowledge that it is intended that the right of first refusal provisions contained herein apply to all motion pictures produced by Sobini and Amin. It is expected that Amin will not directly or indirectly (through an owned and/or controlled entity) produce any motion pictures during the term of this Agreement except motion pictures produced by Sobini. To the extent Amin does produce any motion pictures outside of Sobini, either directly or through an entity he owns and/or controls, then any such motion picture shall be deemed to be a “Qualifying Picture” under this Agreement and all provisions of this Agreement shall apply to such motion picture.
     7. Miscellaneous.
         a) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier addressed as follows:
If to Sobini or to Amin:
Mark Amin
c/o Sobini Films
2700 Colorado Ave., Suite 510B
Santa Monica, CA 90404
With a copy to:
Kaye Scholer LLP
Attn: Barry L. Dastin
1999 Ave. of the Stars, Suite 1700
Los Angeles, CA 90067
Tel: (310) 788-1070
If to the Company:

Lions Gate Entertainment Corp.
2700 Colorado Ave., Ste. 200
Santa Monica, CA 90404
Attention: Wayne Levin
with a copy to:
O’Melveny & Myers LLP
1999 Avenue of the Stars, Suite 700
Los Angeles, CA 90067-6035
Attention: Allison Keller
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
          b) Governing Law/Arbitration. This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to contracts entered into and fully performed in California. Any dispute or claim arising out of or relating to this Agreement shall be submitted to binding arbitration to be held in Los Angeles, California. The prevailing party as to the material issues in any such dispute shall be entitled to reimbursement from the non-prevailing party for his or its reasonable outside attorneys fees and expenses (including, without limitation, arbitration expenses) incurred by the prevailing party in connection with such dispute; provided, however, that Amin’s and Sobini’s total collective obligation to provide such reimbursement to the Company shall be limited to $25,000.
          c) No Injunctive Relief. The sole and exclusive remedy for any breach of this Agreement shall be limited to an action for damages, and under no circumstances shall either party hereto be entitled to equitable relief or to restrain or enjoin the distribution of any motion picture hereunder.
          d) Amendments. This Agreement may be amended or modified only by a written instrument executed by each party hereto.
          e) Titles and Headings. Paragraph or other headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of any of the terms or provisions hereof.
          f) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings of the parties with respect to the subject matter hereof, including but not limited to the right of first refusal provisions in the Prior Agreement.
          g) Successors and Assigns. This Agreement is binding upon the parties hereto and their respective successors, permitted assigns, heirs and personal representatives. Except as specifically set forth herein, neither of the parties may assign the rights and duties of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that without such consent the Company may and shall assign this Agreement to and provide for the assumption thereof by any successor to all or substantially all of its assets and business by merger, consolidation or transfer of assets.

          h) Waiver. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
          i) Mutual Drafting. Each of the parties hereto have been represented by counsel in the negotiation and drafting of this Agreement. Accordingly, no inference as to the meaning or interpretation of any clause or provision of this Agreement shall be made on the basis of which party was the “drafter” of such clause or provision.
          j) Counterparts. This Agreement, and any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby, and any amendment or supplement hereto or thereto may be executed in two or more counterparts, and by each party on a separate counterpart, each of which, when executed and delivered, shall be an original and all of which together shall constitute one instrument, with the same force and effect as though all signatures appeared on a single document.
          k) Severability. In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.
[Signatures Appear on Following Page]

EXECUTION VERSION
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel & EVP – Corporate Operations

SOBINI FILMS
By:	/s/ Jill Courtemanche
Name: Jill Courtemanche
Title: Atty

MARK AMIN
By:	/s/ Mark Amin
Name: Mark Amin

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